Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(Form Type)

APA Corporation

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock, par value $0.625 per share	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Other	Depositary Shares (3)	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Units	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price, principal amount, or number of securities of each identified class is being registered and may from time to time be issued at indeterminate prices or upon conversion, exchange, or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable or exercisable for such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the securities being registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock, and will be evidenced by a depositary receipt.